Exhibit 99.1
FOR IMMEDIATE RELEASE
June 12, 2009

CHAMPION REPORTS EARNINGS FOR 2nd QUARTER AND YEAR TO DATE

Huntington, WV- - Champion Industries, Inc. (NASDAQ/CHMP) today announced earnings for the second quarter of 2009 of $636,000 or $0.06 per share compared to earnings of $1,395,000 or $0.14 per share for the same period in 2008.  The Company saw improvement over the 1st Quarter of 2009 and each of its business segments reported positive income from operations.

Net income for the six months ended April 30, 2009 was $343,000 or $0.03 per share in basic and diluted earnings per share. This compares to $2,673,000 or $0.27 per share in basic and diluted earnings per share for the same period in 2008.

Marshall T. Reynolds, Chairman of the Board and Chief Executive Officer of Champion, said, “Our second quarter reflected improvement over the first quarter of 2009 and enabled Champion to report year to date profitability after a first quarter loss. The overall economic climate remains difficult as reflected by our sales contraction for the quarter and year to date. We feel we are essentially holding our market share but must make up for these tough times with prudent cost cutting efficiencies. We have made selective cost cutting actions over the last several quarters and announced in May of 2009 a 15% workforce reduction at our Champion Publishing subsidiary. We will continue to pursue our operational realignment throughout the summer of 2009. We believe Champion will emerge from this economic recession a more leaner, focused and efficient organization. Tough times do not last but tough people do. We have bounced from the bottom of the first quarter 2009 and are making the sacrifices necessary for future success.”

Revenues for the three months ended April 30, 2009 were $35.3 million compared to $39.3 million in the same period in 2008. This change represented a decrease in revenues of $3.9 million or 10.0%. Revenues for the six months ended April 30, 2009 decreased to $71.6 million from $79.6 million in 2008. This change represented a decrease in revenues of $8.0 million or 10.0%. The printing segment experienced a sales decrease of $6.6 million or 12.8% while the office products and office furniture segment experienced a decrease of $175,000 or 1.0%, the newspaper segment recorded a decrease of $1.2 million or 12.6% on a year to date basis. On a segment basis printing was down $3.9 million or 14.9%, office products and office furniture was up $665,000 or 7.9% and the newspaper segment was down $686,000 or 15.1% for the second quarter of 2009. Toney K. Adkins, President and Chief Operating Officer, noted, “Our second quarter continued to be hit by the weakening economy which reflected sales decreases over year to date levels for both our printing and newspaper segments. An encouraging statistic is that even though our sequential quarterly sales were down close to $1.0 million from the first quarter of 2009 our profitability was improved substantially over the first quarter of 2009.”

Mr. Reynolds concluded, “We announced new initiatives with our first quarter financial results including powerful new marketing tools to integrate our customer’s utilization of print related advertising campaigns. During the second quarter we completed an integrated alliance with JSI bringing additional capacity and volume to our Champion Output Solutions operation. The remainder of 2009 will continue to see macro economic challenges but we are committed to making the strategic decisions necessary to position the Company for the future.”

At April 30, 2009 the Company had approximately $69.4 million of interest bearing debt. Our interest bearing debt has been reduced by approximately $15.0 million since October 31, 2007. This represents a reduction of 17.7% in an 18 month period. The Company has achieved this debt reduction through a combination of earnings, cash flow and working capital management. The Company is subject to certain restrictive financial covenants requiring the Company to maintain certain financial ratios. The Company was not in compliance with certain of these covenants as of January 31, 2009 and April 30, 2009. The Company is engaged in discussions which it believes to be productive with certain members of its Bank syndication and is working towards a mutually constructive solution. The Company is current on all its principal and interest payments.

Champion is a commercial printer, business forms manufacturer and office products and office furniture supplier in regional markets east of the Mississippi. Champion also publishes The Herald-Dispatch daily newspaper in Huntington, WV with a total daily and Sunday circulation of approximately 26,000 and 31,000, respectively. Champion serves its customers through the following companies/divisions: Chapman Printing (West Virginia and Kentucky); Stationers, Champion Clarksburg, Capitol Business Interiors, Garrison Brewer, Carolina Cut Sheets, U.S. Tag and Champion Morgantown (West Virginia); Champion Output Solutions (West Virginia); The Merten Company (Ohio); Smith & Butterfield (Indiana and Kentucky); Champion Graphic Communications (Louisiana); Interform Solutions and Consolidated Graphic Communications (Pennsylvania, New York and New Jersey); Donihe Graphics (Tennessee); Blue Ridge Printing (North Carolina and Tennessee) and Champion Publishing (West Virginia, Kentucky and Ohio).

Certain Statements contained in the release, including without limitation statements including the word “believes”, “anticipates,” “intends,” “expects” or words of similar import, constitute “forward-looking statements” within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements of the Company expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Champion Industries, Inc. and Subsidiaries
Summary Financial Information (Unaudited)

	Three months ended April 30,		Six months ended April 30,
	2009	2008	2009	2008
Total revenues	$35,325,000	$39,271,000	$71,591,000	$79,565,000

Net income	$636,000	$1,395,000	$343,000	$2,673,000
Per share data:
Net income
Basic	$0.06	$0.14	$0.03	$0.27
Diluted	$0.06	$0.14	$0.03	$0.27
Weighted average shares outstanding:
Basic	9,988,000	9,988,000	9,988,000	9,985,000
Diluted	9,988,000	10,041,000	9,988,000	10,043,000

Contact: Todd R. Fry, Chief Financial Officer at 304-528-5492